Delisting Determination, The Nasdaq Stock Market, LLC,
September 22, 2020,  Therapix Biosciences Ltd. The Nasdaq
Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Therapix Biosciences Ltd.
(the Company), effective at the opening of the trading session on October 2, 2020.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule Listing Rule 5550(b).
The Company was notified of the Staff determination on November 19, 2019. The Company appealed the determination to a Hearing Panel on November 26, 2019. On February 4,
2020, upon review of the information provided by the Company, the Panel determined to grant the Company request to remain listed in the Exchange subject to certain milestones.
After failing to meeting the Hearings Panel exception, on June 30, 2020, the Hearings Panel issued a final decision denying the Company continued listing and notified the Company that trading in the Company securities would be suspended on July 2, 2020.
The Listing Council did not call the matter for review.
The Staff determination to delist the Company became final on August 14, 2020.